
                                                                                                            Exhibit 11
                         RISCORP, INC. AND SUBSIDIARIES
                 Statement Re. Computation of Per Share Earnings
               For the three months ended March 31, 1998 and 1997
               (in thousands, except share and per share amounts)


                                                                                            1998                   1997
                                                                                       ---------------        ----------------
                                                                                         (Unaudited)            (Unaudited)

Net (loss) income                                                                     $      (4,135)         $        1,479
                                                                                      =============          ==============

Weighted average common and common share equivalents outstanding:

     Average number of common shares outstanding                                         36,818,414              36,174,098
     Redemption contingency for CompSource acquisition                                           --                 502,566
     Redemption contingency for IAA acquisition                                                  --                 790,336
                                                                                         ----------            ------------
     Weighted average common shares outstanding                                          36,818,414              37,467,000


     Common stock equivalents--assumed exercise of stock options                                 --                 308,562

        Weighted average common and                                                     -----------             -----------
             common share equivalents outstanding                                        36,818,414              37,775,562
                                                                                        ===========             ===========


Net (loss) earnings per share - basic                                                 $       (0.11)          $        0.04
                                                                                       ============            ============

Net (loss) earnings per share - diluted                                               $       (0.11)          $        0.04
                                                                                       ============            ============

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